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                                                                    EXHIBIT 99.1


PRESS RELEASE

SOURCE: Avigen, Inc.

AVIGEN RECEIVES FDA APPROVAL TO CONTINUE CLINICAL TRIALS FOR HEMOPHILIA B GENE THERAPY

ALAMEDA, Calif., Dec 20 /PRNewswire/ -- Avigen, Inc. (Nasdaq: AVGN - news) has received notice from the US Food and Drug Administration (FDA) giving Avigen clearance to continue human clinical testing of Coagulin-B(TM), its gene therapy treatment for hemophilia B. "We are very pleased to receive this news from the FDA and look forward to resuming the clinical trials. We want to thank our clinicians and the many scientists who met with FDA representatives and the National Institutes of Health's Recombinant DNA Advisory Committee (RAC) earlier this month to discuss how best to gather vital clinical data. Avigen continues to be fully committed to the development of gene therapy products for the treatment of hemophilia and we look forward to working with the physicians and their hemophilia B patients waiting to participate in these trials," said John Monahan, Ph.D., Avigen's President and CEO.

The clinical trial was temporarily suspended when a trace amount of DNA from the gene therapy was detected in the seminal fluid of the first patient to participate. Existing FDA protocols for gene therapy clinical trials required the pause, and subsequent testing confirmed the trace DNA cleared the patient's body. "The patient is in good health with no reported side effects from the therapy. Now we can gather data from additional patients as we test delivery and dosage options for this therapy," said Elliott Grossbard, M.D., Avigen's Vice President of Clinical Affairs.

In this trial, patients with hemophilia B will receive Avigen's adeno-associated virus (AAV) vector containing the Factor IX gene, Coagulin-B, via infusion into the hepatic (liver) artery. In a previous human clinical trial, begun over two and one-half years ago, Avigen and clinicians have tested delivery of the Factor IX gene via intramuscular injection of Coagulin-B(TM). The data from that trial have shown it to be safe and well tolerated with confirmation of successful gene transfer and protein expression in all patients treated.

To help complete its research and development of Coagulin-B, Avigen has teamed with Bayer Corporation, a worldwide healthcare and life sciences company with a long-term commitment to develop better products to serve the hemophilia community. Under the collaboration, Bayer will help Avigen conduct late phase clinical trials for Coagulin-B and take part in the regulatory approval processes in various countries, including the European Union and the United States.

Based in the San Francisco Bay Area, Avigen, Inc. is a biotechnology company involved in the development of gene therapy products using its AAV platform technology for the treatment of inherited and acquired diseases. Avigen's proposed gene therapy products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. Additional information on Avigen's proprietary gene therapies can be found at www.avigen.com.